EXHIBIT 99.1

ROTATE BLACK, INC. COMPLETES ITS ACQUISITION OF THE GAMING VESSEL “THE BIG EASY”

PETOSKEY, Mich., June 16, 2010 (GLOBE NEWSWIRE) -- Rotate Black, Inc. (OTCBB:ROBK - News), a premier development and management company of global resort and casino properties, finalized its purchase of the gaming vessel "The Big Easy."

Formerly owned by Harrah's Entertainment, the 240-foot gaming vessel boasts 30,000 square feet of gaming space and two recently renovated restaurants.  The casino is expected to operate 825 slot machines and 24 table games and is expected to create more than 450 new jobs.

The gaming vessel is to be docked, initially, in the Mississippi Gulf Coast.  The Company anticipates operations to begin in December 2010 pending final gaming approval.

About Rotate Black, Inc.

Rotate Black, Inc. (OTCBB:ROBK - News) is a premier development and management company of global resort and casino properties. The Company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income. The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

Forward-Looking Statement

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Rotate Black, Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

Contact:
Rotate Black, Inc.
Mr. John Paulsen, Chairman & CEO
231-347-0777